Exhibit 99.2

FOR IMMEDIATE RELEASE	Contact:
Kristin Brown, Director, Investor Relations
(617) 796-8232

Service Properties Trust to Transfer 103 Hotels to Sonesta from IHG

Rebranding Hotels to Sonesta Expected to Improve SVC Operating Results

IHG Failed to Pay Owner’s Priority Returns to SVC for July and August

NEWTON, MA (August 25, 2020). Service Properties Trust (Nasdaq: SVC), or SVC, today announced that it will transfer the branding and management of 103 hotels to Sonesta International Hotels Corporation, or Sonesta, from InterContinental Hotels Group plc (NYSE: IHG), or IHG. As previously announced, SVC sent notices of termination to IHG for failure to pay SVC’s minimum returns and rents due for July and August 2020 totaling $26.4 million, plus accrued interest, and IHG had until August 24, 2020 to avoid termination by making payment to SVC. SVC did not receive any payment from IHG by August 24, 2020, nor does SVC expect to receive any payments from IHG in the future, and the management agreements with IHG will be terminated. The effective date of the termination is November 30, 2020, which is the same date that SVC currently plans to transfer the branding and management of these hotels to Sonesta.

SVC’s management agreements with IHG cover 103 hotels (three InterContinental®, five Kimpton® Hotels & Restaurants, 11 Crowne Plaza®, three Holiday Inn®, 20 Staybridge Suites® and 61 Candlewood Suites®) in 30 states in the U.S., the District of Columbia, Ontario, Canada and Puerto Rico. Upon transfer to Sonesta, SVC expects that these hotels will be operated under the Royal Sonesta, Sonesta and Sonesta ES Suites brands. There are currently 80 Sonesta branded hotels worldwide.

John Murray, President and Chief Executive Officer of SVC, made the following statement:

“SVC and IHG have had a long relationship which began in 2003, but we were unable to reach a mutually agreeable resolution to the defaults by IHG under our management agreements with them. Therefore, after a period of negotiation with IHG, we determined to terminate IHG and rebrand these hotels with Sonesta. Based on historical experience, we believe the current portfolio of 103 hotels may perform as well, or better, as Sonesta hotels post-conversion and once stabilized in their respective markets.

Sonesta currently manages 16 hotels for us that were rebranded from IHG in 2012, and total annual revenue and hotel EBITDA at these 16 hotels improved 14.4% and 10.3%, respectively, post-conversion and once stabilized. In addition to Sonesta possibly having a positive impact on these hotels’ performance in the future, we own approximately 34% of Sonesta and we will therefore indirectly share in any benefit of these new management agreements by Sonesta in the future. We also believe having these 103 hotels operated by Sonesta provides us with greater flexibility in managing our business through the current challenging market conditions. For example, we expect that some of the transitioned hotels may be repurposed to an alternative use or sold in the future.”

Following the utilization of the remaining $9.0 million of IHG’s security deposit in July, SVC will only recognize the hotel level cash flow, if any, of its currently IHG branded hotels in its operating results through the termination date. For the six months ended June 30, 2020, SVC realized returns and rents of $108.2 million, or $0.66 per diluted common share, under its IHG agreements. The 103 IHG branded hotels generated $12.2 million, or $0.07 per diluted common share, of hotel level cash flows during the six months ended June 30, 2020.

About Service Properties Trust

Service Properties Trust is a real estate investment trust which owns a diverse portfolio of hotels and net lease service and necessity-based retail properties across the United States and in Puerto Rico and Canada with 149 distinct brands across 23 industries. SVC’s properties are primarily operated under long-term management or lease agreements. SVC is managed by the operating subsidiary of The RMR Group Inc. (Nasdaq: RMR), an alternative asset management company that is headquartered in Newton, Massachusetts.

Warning Concerning Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Also, whenever SVC uses words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “will”, “may” and negatives or derivatives of these or similar expressions, SVC is making forward-looking statements. These forward-looking statements are based upon SVC’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by SVC’s forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond SVC’s control. For example:

•	This press release states that SVC plans to transition management and branding of 103 hotels to Sonesta from IHG. In addition, this press release states that SVC has an approximate 34% ownership interest in Sonesta and that SVC would therefore indirectly share in the benefit from these new management agreements and in the hotels’ performance to the extent they ramp up in the post-pandemic recovery. However, Sonesta may not operate these hotels profitably and SVC may not receive the benefit it would expect to receive. Further, it is not known how long the Covid-19 pandemic will last or how severe it will be, including its continued impact on the hotel industry. Moreover, it is not known how long it will take the economy to recover following the pandemic or what adverse changes on the hotel industry may be realized, such as if business and leisure travel are significantly reduced on a long-term or permanent basis. These and other factors may adversely affect the performance of these hotels, regardless of which operator is managing them.

•	Mr. Murray believes the current portfolio of 103 hotels may perform as well, or better, as Sonesta hotels post-conversion and once stabilized in their respective markets. Rebranding IHG hotels to Sonesta may not produce similar results as past experiences of rebranding. Further, rebranding hotels requires additional capital investments and causes operating disruptions. There is no assurance these 103 hotels will perform as well or better, or how long it will take to stabilize these hotels once rebranded.

•	This press release also states that some of these hotels may be repurposed to an alternative use or sold. However, these outcomes may not occur.

•	This press release also states that SVC currently plans to transfer the branding and management of these hotels to Sonesta on the effective date of the termination, which is November 30, 2020. However, as SVC has the right to keep the hotels branded and managed by IHG for up to one year following the termination date, some of the hotels may be transferred on a different date than November 30, 2020.

The information contained in SVC’s filings with the Securities and Exchange Commission, or SEC, including under the caption “Risk Factors” in SVC’s periodic reports, or incorporated therein, identifies other important factors that could cause differences from SVC’s forward-looking statements. SVC’s filings with the SEC are available on the SEC's website at www.sec.gov.

You should not place undue reliance upon forward-looking statements.

Except as required by law, SVC does not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.

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